Exhibit 2

ASSET CONTRIBUTION AGREEMENT

THIS ASSET CONTRIBUTION AGREEMENT (hereinafter referred to as the “Agreement”), made and entered into as of October 31, 2007 (hereinafter referred to as the “Agreement Date”), by and between Cooking Oil Direct, Inc., a Florida corporation (the "COD") and Biodiesel of America, Inc., a Florida corporation ("BOA").

WHEREAS, COD operates two divisions, a cooking oil supply and disposal division and a biodiesel division;

WHEREAS, COD has formed BOA as a wholly-owned subsidiary for the purpose of operating its biodiesel division;

WHEREAS, COD and BOA are executing this Agreement to document COD’s contribution of certain tangible and intangible assets used in COD’s biodiesel division to BOA.

NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth and the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereby covenant and agree as follows:

1.

Contribution of Assets.  Subject to the terms and conditions set forth in this Agreement, COD hereby sells, transfers, conveys and assigns to BOA, and BOA hereby acquires from COD, the following assets (collectively, the “Assets”):

a)

The equipment listed on Exhibit A (the "Tangible Property");

b)

All registered and common law trade or service marks for the business names "Biodiesel of America," and the goodwill associated therewith;

c)

A retainer held by Braverman International, P.C. to the extent of $5,737;

d)

The rights to the following internet domain addresses: www.biodieselofamerica.com and www.biodam.com;

e)

All intellectual property rights relating to the Assets or the biodiesel division of COD, including (i) patents and industrial design registrations or applications, (ii) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing, (iii) copyrights (including any registrations and applications therefor), (iv) software, (v) “mask works” (as defined under 17 U.S.C. §  901) and any registrations and applications for “mask works” and (vi) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies used in or necessary for the conduct of the biodiesel division of

COD as currently conducted.

f)

All documents relating to the Assets or the biodiesel division of COD, including without limitation any contracts, bids, proposals, invoices, contracts, warranties, correspondence, notices, software licenses or agreements, plans, specifications, designs, notes, memoranda, customer information, any trade or service mark applications or certificates relating to trade or service marks conveyed herein, any applications or certificates relating to the internet domain addresses conveyed herein, or correspondence.

2.

Purchase Price.  As full consideration for the purchase and sale of the Assets, BOA shall issue COD 30,475,000 shares of common stock of BOA.

3.

Assumption of Liabilities of COD.  BOA shall not assume, or be responsible for paying, any debts, liabilities or obligations of COD.  COD hereby indemnifies and holds BOA harmless against any liabilities of COD that are not expressly assumed by BOA herein, as well as any attorneys’ fees incurred by BOA as a result of any such liability of COD.

4.

Representations and Warranties of COD.  COD warrants and represents to BOA that, prior to the conveyance herein, COD had good, valid and marketable title in and to all of the Assets, free and clear of any and all liens, charges, claims, pledges, hypothecations, security interests and other encumbrances.

5.

Indemnification.

a)

COD hereby agree to indemnify and agree to promptly defend and hold harmless, BOA and BOA’s officers, directors, shareholders, agents and affiliates from and against any and all claims, costs, expenses (including, without limitation, reasonable attorneys’ fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature (collectively, “Losses”) incurred by any of them resulting from or arising out of any of the following:

(1)

any breach of any representation or warranty made by COD herein or in any Exhibit, document or agreement executed by COD and delivered to BOA pursuant hereto; or

(2)

any breach of any covenant or agreement of COD contained herein or in any Exhibit, document or agreement executed by COD and delivered to BOA pursuant hereto.

b)

Whenever any claim shall arise for indemnification under this Paragraph 10, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement (a “Third Party Claim”), such notice shall also specify, if known, the amount or a good faith estimate of the amount of the Losses arising therefrom.  The

Indemnified Party shall not settle or compromise or voluntarily enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding except in accordance with this Paragraph 10(c).  With respect to any Third Party Claim, the Indemnifying Party shall promptly undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense.  In the event the Indemnifying Party fails to timely begin to diligently defend a Third Party Claim (or at any time thereafter ceases to diligently defend it), the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnifying Party, and at the expense and risk of the Indemnifying Party.

6.

Survival of Representations and Warranties. Except as otherwise provided herein, all representations and warranties made herein or in any document or instrument referred to herein or executed and delivered pursuant hereto are material, have been relied upon by COD and BOA, shall survive the consummation of the transactions described herein, and shall not merge in the performance of any obligation by any party hereto. Any claim for indemnification hereunder must be made by giving written notice of such claim to the party from whom indemnification is sought not later than one (1) year after the Agreement Date.

7.

Entire Agreement. This Agreement and all exhibits and documents referenced herein supersede all prior discussions and agreements between COD and BOA concerning the transactions contemplated herein and all other matters contained herein and constitutes the sole and entire agreement between COD and BOA with respect hereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by COD and BOA.

8.

No Waivers.  No failure or delay on the part of any party in exercising any right, power, privilege or remedy arising hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, privilege or remedy preclude any other or future exercise thereof or the exercise of any other right, power, privilege or remedy.  No notice to or demand on any party in any case shall entitle it to any other or further notice or demand in similar or other circumstances.

9.

Modifications.  No modification, amendment or waiver of any provision of this Agreement, nor any consent to any departure by any party from the terms hereof, shall be effective unless the same be in writing and signed by all parties hereto.

10.

Headings; Interpretation.  Section headings have been inserted in this Agreement as a matter of convenience and for reference only and it is agreed that such section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.  Whenever used herein, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

11.

Attorney’s Fees.  In the event any party hereto initiates legal action in connection with this Agreement, then the party which prevails in such action shall be entitled to recover, in addition to all other remedies and damages, reasonable attorney’s fees and costs of court incurred in such legal action.

12.

Successors and Assigns. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective heirs, legal representatives, successors and assigns, to the same extent as if specified at length throughout this Agreement.

13.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement under seal as of the Agreement Date.

BOA: BIODIESEL OF AMERICA, a Florida corporation /s/ Stanley H. Streicher ____________________________ By: Stanley H. Streicher Its: President	COD: COOKING OIL DIRECT, INC., a Florida corporation /s/ Stanley H. Streicher ____________________________ By: Stanley H. Streicher Its: President

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